Between

NABUfit Global, Inc.

CIK#: 0000726293626 East 1820 North

Orem, Utah 84097

(hereinafter “the Seller”)

and

NABUfit Finance ApS

CVR no. 38888927

Nyvang 16

5500 Middelfart

(hereinafter “the Buyer”)

is hereby concluded the following

AGREEMENT ON

TRANSFER OF

SHARES

1.TRANSFERRED OBJECT

1.1Upon signing this share transfer agreement (hereinafter “the Agreement” and payment of the Purchase Price, the Buyer acquires 100% of the shares/ownership in the following of the Seller's subsidiaries:

-The total registered share capital, DKK 50,000, in NABUfit Global ApS, CVR no.

36955899.

-The total registered share capital, DKK 50,000, in NABUfit IP ApS, CVR no.

38187708.

-The total registered share capital (100% ownership) of the Seller's subsidiary in Hong Kong, called NABUfit China Limited, was incorporated on 27 October 2016.

The transferred object is collectively called “the Shares” and/or “the Companies.”

1.2The Buyer is obligated to immediately register the new ownership with the Danish Business Authority and, if necessary, the equivalent location in Hong Kong immediately after the completion of the transfer.

2.PURCHASE PRICE

2.1The purchase price for the transferred object amounts to DKK 250,000, two-hundred and fifty thousand kroner, which is paid in cash immediately after signing the Agreement by payment to the following account belonging to Németh Sigetty Advokatpartnerselskab:

Bank: Nordea A/S

Account: 2150-4391822919

2.2The purchase price is not subject to indexation.

2.3The transaction is considered realised when the purchase price is registered as paid in the above account. Németh Sigetty Advokatpartnerselskab is entitled and obliged to immediately pay the purchase to the Seller. No form of offsetting, arrears, outlays etc. may be made to the purchase price from the Buyer's side.

2.4As soon as the Purchase Price is registered on the above account, the Seller will deliver ownership accounts for the Companies to the Buyer containing the identity of the new shareholder, free of third party claims. However, in practice this will not happen immediately with regard to the company in Hong Kong, as the parties first need to investigate how such a transfer is registered. The Seller and Buyer shall remain available to ensure registration in Hong Kong after signing the Agreement.

2.5Simultaneous with section 2.4, the Seller must deliver the Companies' records etc., including but not limited to Annual General Meeting minutes, board meeting minutes and audit records, to the extent these may be in the Seller's possession. All documents mentioned above are delivered by the Company's auditor, Thomas Viscovich, and are also sent to Morten Krarup.

3.ADDITIONAL PAYMENTS

3.1The Buyer and Seller expect that during the autumn of 2017, NABUfit Global ApS will receive an amount from the Danish Tax and Customs Administration (size to be determined). The Buyer and NABUfit Global ApS, who are signing this Agreement as required by this provision, must ensure that the Seller receives the following amounts as cash transfer from NABUfit Global ApS:

-If NABUfit Global ApS receives an amount from the Danish Tax and Customs Administration (for which the Company is required to seek recovery), the following amounts shall immediately be transferred to the Seller:

a)If NABUfit Global ApS receives DKK 2 million or more, the Seller will receive DKK 350,000.

b)350,000. 1 million and DKK 1,999,999, the Seller will receive DKK 250,000.

c)350,000. 500,000 and DKK 999,.999, the Seller will receive DKK 100,000.

d)If NABUfit Global ApS receives less than DKK 0.5 million, the Seller will receive DKK 0.

3.2NABUfit Global ApS/the Buyer cannot under any circumstances have offsetting, arrears, outlays etc. in the above amount.

3.3NABUFIT Global Inc. is entitled to notify the Danish Tax and Customs Administration or other authorities of transfers in the amount.

4.OTHER TERMS AND CONDITIONS

4.1With regard to the Buyer's ultimate owner, Morten Krarup's, knowledge, or "should have" knowledge, of NABUfit Global ApS and NABUfit IP ApS' conditions, Director Morten Krarup is fully aware of all the Company's conditions and therefore cannot make any claims against the Seller in the form of compensation requirements and price cancellation, claims for offsetting etc.

The Buyer acknowledges that NABUfit has signed with Limited and has entered into a contract with SINA Sport, and is thus familiar with the contents of the contract. The company is managed locally, which may involve modest administrative costs.

4.2The Buyer has not had the opportunity to conduct due diligence investigations of the Companies, cf. section 4.4.7, but as the Buyer is themselves the Director of the Companies (Morten Krarup) and has conducted the day-to-day operations, this does not apply to the Seller.

4.3The Buyer waives the right to make any claims against the Seller and the Seller's Board of Directors, Executive Board or other employees.

4.4However, the Seller agrees to and guarantees the following (exhaustive):

4.4.1The Seller owns the Shares.

4.4.2The Shares are freely transferable to the Buyer.

4.4.3The Shares are unencumbered and free of any third party claims of any kind.

4.4.4As far as the Seller knows the Companies have no significant debt other than what is disclosed to Ulla Wehner and/or Director Morten Krarup. As of 29 August 2017, the Seller has announced four additional creditors incumbent on the Companies, namely Neymar, Mo Farah, DI China and auditor Thomas Viscovich.

4.4.5The Seller is not aware of circumstances that should have been disclosed to the Buyer in accordance with a seller's obligation of full disclosure.

4.5It is agreed between the parties that NABUFIT Global Inc. will handle all press communications and possibly statements to the press, and that the Buyer, including the Directors/possible owners of NABUFIT FINANCE ApS, will not comment on the deal to the press in any regard.

5.COMPANY ACCOUNTS

5.1As part of the deal, the Seller waives the right to any claims against the Companies (except as stated in item 3.1). The amortised amount is about DKK 42 million.

5.2With respect to section 3.1, the Seller and the Companies cannot make claims against each other. This applies regardless of whether the Companies or the Seller have incurred expenses with each other over the years.

6.APPLICABLE LAW AND JURISDICTION

6.1Any disputes that may arise between the Parties and/or the Companies are subject to Danish law. Disputes shall be settled by the Danish courts or by arbitration at the Danish Institute of Arbitration according to the Danish Institute of Arbitration's prevailing rules on this at the beginning of the arbitration case, if the Parties can agree on this.

7.SIGNATURES

As the Seller:	As the Buyer:
On behalf of the Board of Directors	For NABUfit Finance ApS:
of NABUfit Global, Inc.

Brian Mertz, CEO	Morten Krarup

Ole Sigetty, Attorney

Acceded with regard to section 3:
NABUfit Global ApS:

Morten Krarup

NABUfit IP ApS:

Morten Krarup